Exhibit 99.1

News Release

Arch Chemicals, Inc.

501 Merritt 7

P.O. Box 5204

Norwalk, CT 06856

Investor Contact:	Mark E. Faford (203) 229-2654

Press Contact:	Dale N. Walter (203) 229-3033

ARCH CHEMICALS ANNOUNCES FINAL ANTIDUMPING DUTY RATE FOR THE

THIRD PERIOD OF REVIEW CONSISTENT WITH ITS EXPECTATIONS

NORWALK, CT, December 16, 2009 — Arch Chemicals, Inc. (NYSE: ARJ) announced that the U.S. Department of Commerce (DOC) has determined the final antidumping duty rate to be 20 percent for the third administrative review period. This ruling relates to chlorinated isocyanurates (isos) that the Company imported from its major Chinese supplier for the period from June 1, 2007 through May 31, 2008. During this period, the Company paid duty rates of 76 percent for part of the period and 20 percent for the remainder of the period. This final determination supercedes the DOC’s preliminary ruling published in June of this year and is appealable to the Court of International Trade.

Arch estimates that the net impact of this final duty will result in a pre-tax benefit of approximately $1 million and this benefit will be recognized in the fourth quarter of 2009. The timing and amount of this final duty is consistent with the Company’s previous guidance and expectations. In addition, the Company will now begin paying cash deposits for imports of isos at this final published rate of 20 percent.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, treated wood, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; continued weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company's ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.